EXHIBIT 4

                            CLIENT SERVICE AGREEMENT

THIS MARKETING AGREEMENT is made by and between THE INVESTOR COMMUNICATION GROUP, INC., a GEORGIA corporation, hereinafter sometimes referred to as (ICG or Party) and CORONADO INDUSTRIES INC., a Nevada Corporation, hereinafter sometimes referred to as (the Company or the Client; or CDIK or Party).

WITNESSETH:

WHEREAS, ICG is a financial public rotations and direct marketing advertising and consulting firm, and WHEREAS, the Company is publicly held with its common stock trading on one or more stock exchanges and/or Over The Counter or on NASDAQ, and WHEREAS, the Company desires to publicize itself with the intentions of making its name and business better known to its shareholders, investors, and brokerage houses, and NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

 A. ENGAGEMENT: The Company hereby engages ICG to publicize the Company to brokers, prospective investors and shareholders described in Section B of this agreement, and subject to the further provisions of this agreement. ICG hereby accepts the Company as a client and agrees to publicize it as described in Section B of this agreement, but subject to the future provisions of this agreement.



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  CLIENT                             1.                          ICG

B. SERVICE PROGRAM: Consists of the following components:

     1. ICG will review and analyze all aspects of the company's goals, including any proposed acquisitions, and make recommendations on feasibility and achievement of desired goals.

     2. ICG will review all of the general information and recent filings from the Company and produce a 4-page, 2-color informative Corporate Overview about the Company. 100 Will conduct & 65,000 piece direct mailing of the Corporate Overview and an equal number of response cards, malted in increments of 15,000 in the first month and 10,000 in months 2-6. The Corporate Overviews will be prepared in brokerage style format and will be submitted to the Company far approval prior to printing and mailing.

     3. ICG will distribute a Corporate Overview to each current shareholder of the Company's common stock along with a letter highlighting our investor relations campaign.

     4. ICG will provide through their network, firms and brokers interested in participating and schedule and conduct the necessary duo diligence and obtain the required approvals necessary for those firms to participate. ICG will also interview and make determinations on any firms or brokers referred by the Company with regard to their participation.

     5. ICG will be available to the Company to respond to all inquiries received from firms and brokers inquiring about to Company.



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  CLIENT                             2.                          ICG

     6. ICG will use its best efforts to obtain the Company exposure on national and regional financial radio programming. in independent financial newsletters, and various other financial related publications and media.

     7. ICG will produce a Corporate Communications and Disclosure Policy for the Company.

     8.  ICG  will  produce  a  Peer  Group  Analysis.   identifying   potential
institutional investors.

     9. ICG will write and place up to 5 Corporate Announcements in Investors Daily Newspaper, highlighting the Company's business.

     10. ICG will write and produce a press release announcing our engagement. Company shall be solely responsible for paying all fees associated wit all actual release(s) through Business Wire, PR.. Newswire, or any other comparable news dissemination source.

     11. ICG may. at its own discretion, and with approval of the Client, at its own expense pay for special reports that can be published in various financial trade publications for both public relations and lead generating purposes.

C.  TIME OF PERFORMANCE:  Services to be performed  under this  agreement  shall
commence  upon'  the  execution   o(this  agreement  and  shall  continue  until
completion, which generally is expected to occur within six months.

D. COMPENSATION AND EXPENSES: In consideration of the services to be performed by ICG. the Company agrees to pay compensation. to ICG as follows:


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  CLIENT                             3.                          ICG

     1. $120,000, payable in cash or free trading shares of the Company's Common Stock based on the closing bid price on the day before the execution of this agreement. Cash or free trading shares are due upon execution of this agreement. Should the value of shares be less than $120,000 upon the delivery of said shares to ICG, Client agrees to issue additional free trading shares or cash to compensate the difference within 30 business days. ICG may transfer the Common Stock issued to it to its officers, directors and employees: however, ICG will not transfer the Common Stack issued to it except in sales through licensed NASD members at prices no less than the highest bid price at the time of the sale and ICG will require of its officers, directors and employees. Further, ICG, its officers and employees will not use any of the Common Stock issued to it. or allow a brokerage firm to use any of' the Common Stock issued to it, to sell the Company's stock "short" or to `short the Company's stock against the box."

     2. If during the term of this agreement the price of Client's common stack trades at the price of $4.00 or higher, the Client shall issue warrants to EGG allowing ICG, or its officers, directors or employee assignees to purchase 100,000 shares of Client's common stock at $4.00 per share. These warrants may be exercised for a period of two years from the date of actual physical issuance of the warrants. Client shall issue warrants within S days after the shares trade at $4.00 or higher.

E. REPRESENTATIONS AND WARRANTIES OF COMPANY: The Company represents and warrants to ICG, each such representation and warranty being deemed to be material that:


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  CLIENT                             4.                          ICG

     1. The Company will cooperate ful1y and timely with ICG to enable ICG to perform its obligations under this agreement.

     2. The execution end performance of this agreement by the Company has been duly authorized by the Board of Directors of the Company in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of the Company.

     3. The performance by the Company of this agreement will not violate any applicable court decree. law or regulation, nor will it violate any provisions of the organizational documents of the Company or any contractual obligation by which the Company may be bound.

     4. The Company will promptly deliver to ICG a complete due diligence package to include the latest lOK, latest 10Q, last six months press releases, and all other relevant materials, including but not limited to corporate reports, brochures, etc.

     5. The Company will promptly deliver to ICG a list of names and addresses of all shareholders of the Company which it is aware.

     6. The Company will promptly deliver to ICG a list of brokers and market makers of the Company's securities which have been following the Company.

     7. The Company will act diligently and promptly in reviewing materials submitted to it by ICG to enhance timely distribution of the materials and will inform ICG of any inaccuracies contained therein prior to the projected publication date.

     8. The Company represents that all information included in the information package furnished to ICG shall disclose all material facts and not omit any facts necessary to make statements made on behalf of the Company not misleading.


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  CLIENT                             5.                          ICG

F. FURNISHING OF INFORMATION BY CLIENT: The Company agrees to update the information package on a continuous basis, The Company understands that the sole purpose of the information package is for Investor Relations, ICG is not obligated to assess the financial responsibility of the Company. ICG may rely on and assume the accuracy of the information submitted to them by the Company.

G. COVENANTS OF THE COMPANY: The Company covenants and warrants that any information submitted for dissemination will be truthful, accurate, in compliance with all copyright laws and all other applicable laws and regulations and will not be submitted in connection with improper or illegal act or deed.

H. CLIENT RESPONSIBLE FOR INFORMATION PROVIDED TO ICG: Company assumes and claims all responsibility and liability for the content of all information disseminated on behalf of the Company which have been approved by the Company. The Company shall indemnity and hold ICG, Its subsidiaries, officers and employees harmless from and against all demands, claims or liability arising for any reason due to the content of information disseminated on behalf of the Company. This indemnity shall include any cost incurred by ICG including, but not limited to, legal fees and expenses incurred both in administrative proceedings at trial and appellate levels, in settlement of claims. and payment of any judgment against ICG.

     In order for the indemnity provisions of this paragraph to bind Client ICG must within ten (10) business days of receipt notify Client in writing of any demands, claims or liability for


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  CLIENT                             6.                          ICG
which ICG claims Client is responsible and Client shall be entitled, but shall not be obligated, to assume and/or control defense and/or settlement of any action, demand, claim or liability. Client shall not be required to indemnify ICG for ICG's own negligent or intentional acts or omissions.

I. ASSIGNMENT AND DELEGATION: Neither Party may assign any rights or delegate any duties hereunder without the Party's express written consent.

J. EARLY TERMINATION: If the Company fails to cooperate with ICG, at fails to make timely payment of the compensation set forth in Section D of this agreement ICG shall have the right to terminate any further performance wider this agreement. In such event all compensation shall become immediately due and payable and/or deliverable, and ICG shall be entitled to receive and retain the same as liquid damages, and not as a penalty, in lieu of all other remedies, the parties acknowledging and agreeing that it would be too difficult currently to determine the exact extent of ICG's damage, but that the. receipt and retention of such compensation is reasonable present estimate of such damage.

K. LIMITATION OF ICG LIABILITY: If ICG fails to perform its services hereunder, its entire liability to the Company shall no: exceed the lesser of (a) the amount of each compensation ICG has received from the Company under Section D of this agreement or (1,) the actual damage to the Company as a result of such nonperformance. In no event will ICG be liable for any indirect, special or consequential damages nor for any claim against the Company by any person or entity arising from or in any way related to this agreement, unless such damages result from the use, by ICG, of information not authorized by the Company, or from ICG's violation of federal or state securities laws

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  CLIENT                             7.                          ICG

L. OWNERSHIP OF MATERIALS: All right, title and interest in and to materials to be produced by ICG in connection with the agreement and other services to be rendered under this agreement shall be and remain the sole and exclusive property of ICG. except that if the Company performs fully and timely its obligations hereunder, it shall be entitled to receive upon written request, two hundred fifty (250) copies of all such materials.

M. CONFIDENTIALITY: Until such time as the same may become publicly known. ICG agrees that any confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this agreement. and upon completion of its services and upon written request of the Company all materials, original documentation provided by the Company will be returned to it. ICG will, however, require Confidentiality Agreements from its own employees and from contractors ICG reasonably believes will come in contact with confidential material.

N. ENTIRE AGREEMENT: This writing contains the entire agreement of the Parties. No representations were made or relied upon by either Patty, other than those expressly set forth. Furthermore, the Company understands that ICG makes no guarantees, assurances or representations in regard to the results of its services. No agent, employee or other representative of either Party is empowered to alter any terms, unless done in wilting and signed by an executive officer of the respective Parties.




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  CLIENT                             8.                          ICG

O. CONTROLLING LAW AND VENUE: This agreement's validity, interpretation and performance shall be controlled under the laws of the State of Georgia.

P. SEPARABILITY: If one or inure of the provisions of this agreement shall be held invalid, illegal, or unenforceable in any respect, sack provision, to the extent invalid, illegal, or unenforceable, and provided that such provisions is not essential to the transaction provided for by this agreement, shall not affect any other provision hereof, and the agreement shall be construed as if such provision had never been contained herein.

Q. ARBITRATION: Any controversy or claim arising out of or relating to the agreement or the breach thereof, shall be settled by arbitration in accordance with commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

R. PREVAILING PARTY: In the event of the institution of any legal proceedings or litigation, at the trial level or appellate level, with regard to this agreement, the prevailing Party shall be entitled to receive from the non-prevailing Parry all costs, reasonable attorney fees and expenses.

S. FAILURE TO OBJECT NOT A WAIVER: The failure of either Party to this agreement to object to, or to take affirmative action with respect to any conduct of the other which is in violation of the terms of the agreement shall not be construed as a waiver of the violation or breach, or of any future violation, breach or wrongful conduct.

T. NOTICES: All notices or other documents under this agreement shall be in writing and delivered personally or mailed by certified mail or overnight service, postage prepaid and addressed to the representative or company as follows:


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  CLIENT                             9.                          ICG

The Investor Communication Group, Inc.   AND    Coronado Industries, Inc.
I730 Mt. Vernon Road                            16929 East Enterprise Drive
Suite C                                         Suite 202
Atlanta, Georgia   30075                        Fountain Hills, Arizona 85268
Telephone: (770) 351-9700                       Telephone: (602) 837-6810

U. HEADINGS: Headings in this agreement are for convenience only and shall not be used to interpret or construe its provisions.

V.  MISCELLANEOUS:

     1. EFFECTIVE DATE OF REPRESENTATIONS: Shall be no later than the date ICG is prepared to distribute letters and/or Corporate Overviews pursuant to the agreement.

     2. CURRENCY: In all instances, references to dollars shall be deemed to be United States Dollars.

     3. MULTIPLE COUNTERPARTS: This agreement may be executed in multiple counterparts, each of which shall be deemed an original.

     4. SIGNATURES; All Parties agree that signatures sent by facsimile transmission are legally binding and acceptable by each Party.


EXECUTED this 25th day of November, 1997.


The Investor Communications Group. Inc.             Coronado Industries, Inc.

By /s/ Tony R. Golden                                 By /s/ Gary R. Smith
  --------------------------                          -----------------------
   Tony R. Golden, CEO                                Gary R. Smith, CEO/PRES